EXHIBIT 99.1

600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: May 8, 2014

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Dismissal of Class Action Lawsuit

Louisville, KY (May 8, 2014) (NYSE MKT: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that, on May 6, 2014, the Delaware Chancery Court entered an order dismissing, with prejudice, all claims asserted against the Company in the consolidated class action lawsuit, In re NTS Realty Holdings Limited Partnership Unitholders Litigation, Consol. C.A. No. 8302-VCP (the “Delaware Action”).

The Delaware Action was dismissed pursuant to a stipulation entered into among the parties to the Delaware Action and pursuant to the terms of that certain Stipulation and Agreement of Compromise, Settlement and Release dated February 4, 2014 (the “Settlement Agreement”) entered into by the Company and the plaintiffs in the class action lawsuit, Stephen J. Dannis, et al. v. J.D. Nichols, et al., Case No. 13-CI-00452 (the “Kentucky Action”), which was pending in Jefferson County Circuit Court of the Commonwealth of Kentucky against the Company, NTS Realty Capital, Inc. (“Realty Capital”), the Company’s managing general partner, each of the members of the board of directors of Realty Capital, NTS Realty Partners, LLC and NTS Merger Parent, LLC (“Parent”).  The Settlement Agreement provides for the full and complete compromise, settlement, release and dismissal of the Delaware Action and the Kentucky Action.  The Company previously announced the Kentucky court’s dismissal, with prejudice, of the claims asserted against the Company in the Kentucky Action.

Pursuant to the terms of the Settlement Agreement, assuming the orders dismissing the respective court actions become final and non-appealable, the Company expects to consummate the transactions contemplated by the terms of that certain Agreement and Plan of Merger dated February 25, 2014 (the “Merger Agreement”) among the Company, Parent, NTS Merger Sub, LLC and Realty Capital.  Pursuant to the terms of the Merger Agreement, NTS Merger Sub, LLC will merge with and into the Company pursuant to the terms of the Merger Agreement, and, at the closing of the merger, the Company’s limited partnership units, other than those units owned by the Company’s founder and Chairman of Realty Capital, J.D. Nichols, the President and Chief Executive Officer of Realty Capital, Brian F. Lavin, and certain of their affiliates, will be canceled and converted automatically into the right to receive a cash payment equal to $8.68 per Unit.

Consummation of the merger is subject to the satisfaction of certain conditions. The Company expects that the conditions of the Merger Agreement will be satisfied in June 2014; however, there can be no assurance that the Merger Agreement will be consummated on the terms described in the Merger Agreement and the Settlement Agreement or at all.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Memphis, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company's limited partnership units are listed on the NYSE MKT platform under the trading symbol of "NLP."

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “would,” “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 14, 2014, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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